Exhibit 99.1

CONTACT:

Coach Industries Group, Inc., Glens Falls, NY

Robert L. Lefebvre, 800-821-5344

FOR IMMEDIATE RELEASE

Coach Industries Group, Inc Signs Agreement with Laurus Master Funds to sell wholly owned subsidiary Corporate Development Services, Inc.

Glens Falls, NY — Sept. 21st 2007: Coach Industries Group, Inc. (“Coach Industries”) (OTCBB:CIGI – News), is selling it’s operating division Corporate Development services Inc. ( CDS) and its’ subsidiary SubContracting Concepts Inc. (SCI) to Laurus Master Funds Ltd. Coach Industries Group, Inc. filed in Albany County NY court on September 20th for protection under the Chapter 11 of the United States Bankruptcy Code which included a Sale and Purchase agreement with Laurus Capital Management / Laurus Master Funds, Ltd (“Laurus”), a secured creditor, to purchase CDS and its’ subsidiary SCI. The purchase price for the sale shall be an amount equal to $7,082,456. Payment of the consideration shall be in the form of cancellation of $6,832,456 in accrued obligations owing to Laurus together with a cash payment of the $250,000 balance. This bid by Laurus is in excess of what Laurus is owed and will satisfy the secured position.

Robert L. Lefebvre, Coach CEO commented, “We believe this transaction was necessary given the mounting debt CIGI had, along with the fact that efforts to secure additional capital and financing were unsuccessful.” He continued “Laurus has been very supportive with us over the last year and a half as we tried to secure additional capital.” The offer made by Laurus must be approved by the Bankruptcy Court before it is finalized, subject to higher and better bids in accordance with the bankruptcy code.

Laurus capital management / Laurus Master Fund Ltd, is a two Billion Dollar fund and they intend to continue the operations of SCI with its current management as a privately held company without any interruptions. Lefebvre states “With the backing of Laurus and the continuance of the operations, we believe it puts CDS and SCI in a more solid position and eliminates any financial concerns for the company.”

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI—News; “Coach”) a holding company focused on providing independent contractor settlement to Courier Operators and their drivers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.